EXECUTION VERSION

AMENDMENT NO. 5 TO SENIOR SECURED CREDIT FACILITY AGREEMENT

AMENDMENT NO. 5 TO SENIOR SECURED CREDIT FACILITY AGREEMENT, dated as of November 5, 2015 (this "Amendment"), among the undersigned:

(1)
PACIFIC SHARAV S.ÀR.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand-Duchy of Luxembourg, with its registered office at 8-10, Avenue de la Gare L-1610 and registered with the Luxembourg trade and companies register under number B.169724 ("PSS"), as owner and joint and several borrower (together with its successors and assigns permitted under Section 29.1, a "Borrower");

(2)
PACIFIC DRILLING VII LIMITED, a company incorporated under the laws of the British Virgin Islands ("PDVIIL"), as owner and joint and several borrower (together with its successors and assigns permitted under Section 29.1, a "Borrower");

(3)
PACIFIC DRILLING S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand-Duchy of Luxembourg, with its registered office at 8-10, Avenue de la Gare L-1610 Luxembourg and registered with the Luxembourg trade and companies register under number B.159658 ("PDSA"), as guarantor (the "Guarantor");

(4)
THE EXPORT CREDIT INSTITUTION, THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1-A to the Credit Agreement (defined below), as GIEK Facility Lenders (including Eksportkreditt Norge AS, as GIEK Facility EKN Lender, (the "GIEK Facility EKN Lender"), and Citibank N.A., London Branch, as a GIEK Facility Commercial Lender, (the "GIEK Facility Commercial Lender", and together with the GIEK Facility EKN Lender, the "GIEK Facility Lenders"));

(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 to the Credit Agreement (defined below), as Commercial Facility Lenders (the "Commercial Facility Lenders");

(6)	CITIBANK N.A. ("Citibank") and DNB MARKETS, INC. ("DNB Markets"), as structuring banks (the "Structuring Banks") and as syndication agents (the "Syndication Agents");

(7)	CITIBANK and DNB BANK ASA, NEW YORK BRANCH ("DNB"), as global ECA coordinators (the "Global ECA Coordinators");

(8)	CITIBANK, as documentation agent (the "Documentation Agent");

(9)	CITIBANK N.A., LONDON BRANCH, as GIEK Commercial Guarantee Holder (the "GIEK Commercial Guarantee Holder");

(10)	EKSPORTKREDITT NORGE AS, as GIEK EKN Guarantee Holder (the "GIEK EKN Guarantee Holder");

(11)
DNB, as administrative agent and security agent (together with any successor administrative agent and security agent appointed pursuant to Section 28 of the Credit Agreement, the "Administrative Agent" or as applicable, the "Security Agent") and as account bank (in such capacity, the "Account Bank") and as GIEK facility agent (in such capacity, the "GIEK Facility Agent");

(12)	CITIBANK, DNB, ABN AMRO CAPITAL USA LLC, ING CAPITAL LLC, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.) and STANDARD CHARTERED BANK PLC, as mandated lead arrangers (the "Mandated Lead Arrangers"); and

(13)	CITIBANK, DNB MARKETS, ABN AMRO CAPITAL USA LLC, ING CAPITAL LLC, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.) and STANDARD CHARTERED BANK PLC, as book runners (the "Bookrunners").
PRELIMINARY STATEMENTS:
(1)    The Obligors and the Finance Parties have entered into that certain Senior Secured Credit Facility Agreement, dated as of February 19, 2013, as amended and restated by that certain Amended and Restated Senior Secured Credit Facility Agreement, dated as of September 13, 2013, and as further amended by Amendment No. 2 to Senior Secured Credit Facility Agreement, dated as of March 27, 2014, by Amendment No. 3 to Senior Secured Credit Facility Agreement dated as of August 14, 2014, and by Amendment No. 4 to Senior Secured Credit Facility Agreement dated as of March 2, 2015 (the "Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
(2)    The Borrowers have requested the amendment and waiver of certain provisions of the Credit Agreement.
(3)    In connection with the changes requested by the Borrowers as referenced in recital (2) above, certain amendments to the Credit Agreement are necessary and appropriate.
(4)    The Obligors and the Majority Lenders have agreed that the Credit Agreement be amended, upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment of Credit Agreement. Effective as of the date hereof, and subject to the satisfaction of the requirements set forth in Section 3, the Credit Agreement is hereby amended as follows:
(a) The following new definitions are hereby added at Section 1.1:
(i)    “"2013 RCF Collateral Rigs" mean the Liberian flag vessel “Pacific Bora” with official number 14745, the Liberian flag vessel “Pacific Mistral” with official number 14747, the Liberian flag vessel “Pacific Santa Ana” with official number 14748, and the Liberian flag vessel “Pacific Scirocco” with official number 14746.”
(ii)    “"Applicable Rig" means, so long as owned by the Guarantor or any of its Subsidiaries, the Collateral Vessels and the 2013 RCF Collateral Rigs and any other rig or vessel owned by the Guarantor or any of its Subsidiaries as of November 5, 2015.”
(iii)    “"Dividend" and "dividend" mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after November 5, 2015 (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the Capital Stock of, or other equity interests in, such Person outstanding on or after November 5, 2015 (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
(iv)    “"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.”
(v)    “"Fifth Amendment Commercial Premium" has the meaning given at Section 21.6.”
(vi)    “"Fifth Amendment GIEK Premium" has the meaning given at Section 21.6.”
(vii)    “"Fifth Amendment Premium Period" has the meaning given at Section 21.6.”
(viii)    “"Permitted Dividend" has the meaning given at Section 13.10(c).”

(ix)    “"Specified Compliance Certificate" means a Certificate of Compliance, dated and delivered on or after March 31, 2018 and executed by the chief financial officer of PDSA, showing compliance for PDSA’s previous fiscal quarter with all of the covenants set forth at Section 13.8 and certifying that no Default or Event of Default exists, substantially in the form of Exhibit O hereto.
(b) A new Section 1.8 is hereby added, as follows:
“1.8    Correction of Inaccurate Certificates. If any financial statement, Certificate of Compliance or Specified Compliance Certificate provided pursuant to this Agreement is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect, or (iii) any Loan is outstanding when such inaccuracy is discovered or such financial statement, Certificate of Compliance or Specified Compliance Certificate was delivered), the Guarantor shall promptly (but in any event within five (5) Business Days thereafter) deliver to the Administrative Agent a corrected financial statement, Certificate of Compliance, or Specified Compliance Certificate, as appropriate.”
(c) Section 12.4(c) is hereby amended and restated in its entirety to read as follows:
“(c)    with the financial statements provided pursuant to subparagraphs (a) and (b) above, a statement in reasonable detail, substantially in the form of Exhibit N hereto (each, a "Certificate of Compliance"), signed by the chief financial officer of PDSA (i) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that PDSA has taken and proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants contained in Section 13.8 as of the end of such fiscal quarter;”
(d) Section 13.8(b) is hereby amended and restated in its entirety to read as follows:
“(b)    Leverage Ratio. PDSA shall maintain, on a Consolidated basis, a ratio of Net Debt (as defined below) to EBITDA (as defined below) on the last day of each of its fiscal quarters during the periods specified below not greater than the corresponding ratio set forth in the following table:

October 1, 2013 through March 31, 2014	5.50 : 1.00
April 1, 2014 through December 31, 2014	5.00 : 1.00
January 1, 2015 through September 30, 2015	4.50 : 1.00
October 1, 2015 through December 31, 2015	4.75 : 1.00
January 1, 2016 through March 31, 2016	5.00 : 1.00
April 1, 2016 through June 30, 2016	5.50 : 1.00
July 1, 2016 through December 31, 2017	6.00 : 1.00
January 1, 2018 and thereafter	4.00 : 1.00

"Net Debt" means Total Debt, (including, without duplication, operating leases) minus unrestricted cash and Cash Equivalents and restricted cash or Cash Equivalents held as collateral for any such debt. Prior to September 30, 2015, Net Debt shall not include
Indebtedness associated with the Collateral Vessels. From September 30, 2015 to (but not
including) June 30, 2016, Net Debt shall not include Indebtedness associated with the Pacific
Meltem.”
(e) The following proviso is hereby added immediately before the period at the end of at Section 13.8(c):
“; provided that from July 1, 2015 through and including December 31, 2017, this Section 13.8(c) shall not apply”
(f) The penultimate sentence of subsection (b) of the definition of “Fair Market Value” in Section 13.8 is amended and restated in its entirety to read as follows:
“The Fair Market Value of each Collateral Vessel shall be determined (x) at delivery and annually thereafter until December 30, 2015, (y) at December 31, 2015 and semi-annually thereafter, and (z) if a Default or Event of Default has occurred and is continuing, as the Administrative Agent may require.”
(g) A new Section 13.8(i) is hereby added, as follows:
“(i)    Net Debt to Applicable Rigs. PDSA shall maintain at all times a ratio of Net Debt to the number of Applicable Rigs during the periods set forth below not greater than the applicable amount set forth in the following table:

July 1, 2015 to June 30, 2016	US$425,000,000
July 1, 2016 through December 31, 2016	US$405,000,000
January 1, 2017 to March 31, 2017	US$387,500,000
April 1, 2017 through June 30, 2017	US$382,500,000
July 1, 2017 to September 30, 2017	US$370,000,000
October 1, 2017 to December 31, 2017	US$360,000,000

(h) A new Section 13.8(j) is hereby added, as follows:
“(j)    Certain Prohibited Investments. Notwithstanding Section 13.5(g) above or any other provision of this Agreement, from and including November 5, 2015, through but excluding the expiry of the Fifth Amendment Premium Period and the date on which the Guarantor delivers a Specified Compliance Certificate, the Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, make (A) any Investment in any Person in connection with such Person’s direct or indirect construction or acquisition of any vessel or drilling rig, or (B) any other payment or contribution in connection with the construction or acquisition of any vessel or drilling rig. For the avoidance of doubt, the restriction set forth in the foregoing sentence shall not be a limitation on capital expenditures for improvements on Applicable Rigs.”
(i) Section 13.9 is hereby amended and restated in its entirety to read as follows:
“13.9    Certain Disclosure Requirements. If the Guarantor is no longer subject to Section 13(a) or 15(d) of the Exchange Act, the Guarantor shall furnish to the Administrative Agents and the Lenders, so long as any Loans are outstanding:
(1)     together with the financial statements required to be delivered pursuant to Section 12.4(a), an annual report on Form 20-F (or any successor form) containing the information required to be contained therein (including the Guarantor’s audited consolidated financial statements, a report thereon by the Guarantor’s certified independent accountants and a Management’s Discussion and Analysis of Financial Condition and Results of Operations) for such fiscal year;
(2)    together with the financial statements required to be delivered pursuant to Section 12.4(b), reports on Form 6-K (or any successor form) containing, whether or not required, the Guarantor’s unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year); and
(3)    at or prior to such times as would be required to be filed or furnished to the SEC if the Guarantor was then a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act (whether or not the Guarantor is then subject to such requirements), all such other reports and information that the Guarantor would have been required to file or furnish pursuant thereto.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.”
(j) Section 13.10(b) is hereby amended and restated in its entirety to read as follows:
“(b)    Subject to the provisions set forth at Section 13.10(c) below, commencing the first fiscal quarter of the year 2014 and for each fiscal quarter thereafter, the Guarantor shall be allowed to pay (on a cumulative calendar year basis) quarterly dividends of up to 50% of its positive Net Income (as defined by GAAP but excluding any exceptional, extraordinary, one off or non-recurring items) only as long as: (i) no Default or Event of Default exists at the time of payment thereof; (ii) the Guarantor and the Borrowers are in compliance with the financial covenants set forth in Section 13.8 (including the Minimum Value set forth in Section 13.8(g)) immediately before and after payment of such dividends, and (iii) such dividends are paid no later than the following calendar year. For the avoidance of doubt, this Section 13.10(b) shall not apply to dividends of positive Net Income earned during the year 2013, which shall be governed by Section 13.10(a) above.”
(k) A new Section 13.10(c) is hereby added, as follows:
“(c)    Notwithstanding the foregoing provisions of this Section 13.10, the Guarantor will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Guarantor or any of its Subsidiaries, except that:
(i) any Subsidiary of the Guarantor may pay Dividends to the Guarantor or to any other Subsidiary of the Guarantor;
(ii) any non-wholly-owned Subsidiary of PDSA may pay cash Dividends to its shareholders generally so long as PDSA or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in such Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary); and
(iii) (A) prior to the date on which the Guarantor delivers a Specified Compliance Certificate, so long as no Default or Event of Default exists or would result therefrom, the Guarantor may pay Permitted Dividends (defined below), and (B) beginning on the date on which the Guarantor delivers a Specified Compliance Certificate and thereafter, so long as (x) no Default or Event of Default exists or would result therefrom and (y) after giving effect to such Dividend, the Guarantor will be in pro forma compliance with each of the financial covenants set forth at Section 13.8 above, the Guarantor may pay cash Dividends.
For purposes of this Section 13.10(c), “Permitted Dividend” shall mean (1) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Guarantor held by any current or former officer, director or employee of the Guarantor pursuant to any equity subscription agreement, employee stock ownership plan or similar trust, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any calendar year (with any portion of such $5,000,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount); (2) the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Guarantor deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Capital Stock or other convertible securities, to the extent such Capital Stock represents a portion of the exercise or conversion price thereof or the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Guarantor held by any current or former officers, directors or employees of the Guarantor in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting; and (3) cash payments in lieu of the issuance of fractional shares paid in connection with a reverse stock split of the Guarantor.”
(l) A new Section 21.6 is hereby added, as follows:

“Section 21.6 Fifth Amendment GIEK Premium; Fifth Amendment Commercial Premium. The Borrowers shall pay to the Administrative Agent, quarterly in arrears:
(a)    for the account of GIEK, and for transfer by the Administrative Agent to the GIEK Account (marked with the guarantee number), a premium (the "Fifth Amendment GIEK Premium"), which shall accrue at the rate of 0.25% per annum on the outstanding principal amount of the GIEK Facility Loan, for the period from and including November 5, 2015, to and excluding the date of delivery by the Guarantor to the Administrative Agent of a Specified Compliance Certificate (such period, subject to extension and the other provisions of the immediately following paragraph, and the last paragraph of Section 21.6(b), below, the “Fifth Amendment Premium Period”).
Notwithstanding the foregoing, in the event that any financial statement or Specified Compliance Certificate delivered pursuant to the preceding sentence or Section 12.4 of this Agreement is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect, or (iii) any Loan is outstanding when such inaccuracy is discovered or such financial statement or Specified Compliance Certificate was delivered), and such inaccuracy, if corrected, would have resulted in the Fifth Amendment GIEK Premium being due and payable pursuant to the preceding sentence for any period for which the Fifth Amendment GIEK Premium was not otherwise due and payable, then (A) the Guarantor shall promptly (but in any event within five (5) Business Days thereafter) deliver to the Administrative Agent a corrected financial statement and/or Specified Compliance Certificate for such period, (B) the Fifth Amendment GIEK Premium shall be due and payable pursuant to the preceding sentence for such period, and (C) the Guarantor shall within such five (5) Business Day period and retroactively be obligated to pay to the Administrative Agent the accrued Fifth Amendment GIEK Premium amounts owing pursuant to this sentence for such period. Nothing in the preceding sentence shall limit any of the rights of the Administrative Agent, the Lenders or GIEK under this Agreement, and the Guarantor’s obligations under the preceding sentence shall survive the repayment of the Loans and all other Obligations hereunder.
(b)    for the account of the Commercial Facility Lenders, a premium (the "Fifth Amendment Commercial Premium"), which shall accrue at the rate of 0.25% per annum on the outstanding principal amount of the Commercial Facility Loan, during the Fifth Amendment Premium Period; upon receipt, the Administrative Agent shall distribute the Fifth Amendment Premium among the Commercial Facility Lenders.
Notwithstanding the foregoing, in the event that any financial statement or Specified Compliance Certificate delivered pursuant to the preceding sentence or Section 12.4 of this Agreement is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Commitments are in effect, or (iii) any Loan is outstanding when such inaccuracy is discovered or such financial statement or Specified Compliance Certificate was delivered), and such inaccuracy, if corrected, would have resulted in the Fifth Amendment Commercial Premium being due and payable pursuant to the preceding sentence for any period for which the Fifth Amendment Commercial Premium was not otherwise due and payable, then (A) the Guarantor shall promptly (but in any event within five (5) Business Days thereafter) deliver to the Administrative Agent a corrected financial statement and/or Specified Compliance Certificate for such period, (B) the Fifth Amendment Commercial Premium shall be due and payable pursuant to the preceding sentence for such period, and (C) the Guarantor shall within such five (5) Business Day period and retroactively be obligated to pay to the Administrative Agent the accrued Fifth Amendment Commercial Premium amounts owing pursuant to this sentence for such period. Nothing in the preceding sentence shall limit any of the rights of the Administrative Agent, the Lenders or GIEK under this Agreement, and the Guarantor’s obligations under the preceding sentence shall survive the repayment of the Loans and all other Obligations hereunder.”
(m) A new Exhibit N is added to the Credit Agreement in the form attached to this Amendment as Schedule 2.
(n) A new Exhibit O is added to the Credit Agreement in the form attached to this Amendment as Schedule 3.
SECTION 2. Agreement in Furtherance of the Amendment of the Credit Agreement. The parties hereto hereby agree that the amendment of the Credit Agreement pursuant to the terms hereof does not violate or conflict with any term, condition, covenant, prohibition or other agreement contained in any of the other Finance Documents.
SECTION 3. Conditions to Effectiveness.
This Amendment shall become effective on and as of the date first above written (the "Amendment Effective Date") upon (i) satisfaction of each of the preconditions described on Schedule 1 hereto and (ii) delivery by each of the parties hereto of its applicable duly authorized and executed signature page or pages to this Amendment to the Administrative Agent or its counsel.

SECTION 4. Reference to and Effect on the Finance Documents. (a) On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Finance Documents to "the Credit Agreement", "thereunder", "thereof' or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.
(b)    The Credit Agreement and each of the other Finance Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed as if herein set forth in their entirety, and this Amendment is for all purposes a Finance Document.
(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Finance Party under the Credit Agreement or any of the other Finance Documents, or constitute a waiver of any provision of the Credit Agreement or any of the other Finance Documents.
SECTION 5. Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent and the Security Agent in connection with the preparation,

execution, delivery and administration, modification and amendment of this Amendment, the Credit Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 21.3 of the Credit Agreement.
SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 7.     GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR RELATED HERETO, AND ALL ISSUES CONCERNING THE RELATIONSHIP OF THE PARTIES HERETO AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES (WITH THE EXCEPTION OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to Senior Secured Credit Facility Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PACIFIC SHARAV S.ÀR.L. By:/s/ JOHANNES BOOTS Name: Johannes Boots Title: Manager	PACIFIC DRILLING VII LIMITED By:/s/ PAUL REESE Name: Paul Reese Title: Vice President
PACIFIC DRILLING S.A. By:/s/ PAUL T. REESE Name: Paul T. Reese Title: Chief Financial Officer

THE AGENTS,

DNB BANK ASA, NEW YORK BRANCH, as Administrative Agent and as Security Agent By:/s/ BARBARA GRONQUIST Name: Barbara Gronquist Title: Senior Vice President

By:/s/ PHILIPPE WULFERS Name: Philippe Wulfers Title: Vice President

GIEK FACILITY LENDERS,

EKSPORTKREDITT NORGE AS, as a GIEK Facility EKN Lender By:/s/ JOSTEIN DJUPVIK Name: Jostein Djupvik Title: By: Name: Title:

CITIBANK N.A., LONDON BRANCH, as a
GIEK Facility Commercial Lender

By:/s/ ROBERT MALLECK
Name: Robert Malleck
Title: Vice President

KOMMUNAL LANDSPENSJONKASSE, as
a GIEK Facility Commercial Lender

By:/s/ HAROLD KOCH-HAGEN
Name: Harold Koch-Hagen
Title: Senior Vice President

SANTANDER BANK N.A., as
a GIEK Facility Commercial Lender

By: /s/ JEAN-BAPTISTE PIETTE
Name: Jean-Baptiste Piette
Title: Executive Director

COMMERCIAL FACILITY LENDERS

DNB CAPITAL LLC, as Lender By:/s/ BARBARA GRONQUIST Name: Barbara Gronquist Title: Senior Vice President By:/s/ PHILIPPE WULFERS Name: Philippe Wulfers Title: Vice President	CITIBANK, N.A., LONDON BRANCH, as Lender By:/s/ ROBERT MALLECK Name: Robert Malleck Title: Vice President
ABN AMRO CAPITAL USA LLC, as Lender By: /s/ ANTONIO MOLESTINA Name: Antonio Molestina Title: Managing Director By: /s/ PASSCHIER VEEFKIND Name: Passchier Veefkind Title: Director- Energy Offshore	CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Lender By:/s/ JEROME DUVAL Name: Jerome Duval Title: Managing Director By: /s/ Y. LE GOURIÉRÈS Name: Y. Le Gouriérès Title: Director
CRÉDIT INDUSTRIEL ET COMMERCIAL, as Lender By: /s/ ANDREW MCKUIN Name: Andrew McKuin Title: Managing Director By:/s/ ADRIENNE MOLLOY Name: Adrienne Molloy Title: Managing Director	ING CAPITAL LLC, as Lender By: /s/ TANJA VAN DER WOUDE Name: Tanja van der Woude Title: Director By: /s/ RICHARD ENNIS Name: Richard Ennis Title: Managing Director

NIBC BANK N.V., as Lender By: /s/ SASKIA HOVERS Name: Saskia Hovers Title: Managing Director By: /s/ JEROEN VAN DER PUTTEN Name: Jeroen van der Putten Title: Director	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.), as Lender By:______________________________ Name: Title: By:______________________________ Name: Title:
STANDARD CHARTERED BANK PLC, as Lender By: /s/ STEPHEN HACKETT Name: Stephen Hackett Title: Regional Head, Structured Finance	ABN AMRO Bank N.V., as Lender By:______________________________ Name: Title:

ALL THE FOREGOING IS HEREBY ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN BY:

PACIFIC DRILLING (GIBRALTAR) LIMITED, as Pledgor By:/s/ CHRISTIAN J. BECKETT Name: Christian J. Beckett Title: Director

In the presence of a witness:

/s/ MORGAN T. HOTZEL
Name: Morgan T. Hotzel
Title: Senior Counsel
Address: 11700 Katy Freeway, Suite 175, Houston, Texas 77079

SCHEDULE 1 TO AMENDMENT NO. 5 TO SENIOR SECURED FACILITY AGREEMENT

Conditions Precedent to Effectiveness of Amendment No. 5
to the Credit Agreement

The Administrative Agent shall have received on or before the Amendment Effective Date the following documents or evidence, being the documents referred to in Section 3 of this Amendment No. 5, each, to the extent applicable, duly executed and dated on or prior to such date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and, to the extent applicable, in sufficient counterparts for each Lender:
(i)     This Amendment.
(ii)    An amendment to the Ship Mortgage in respect of each Collateral Vessel, each signed by the relevant Borrower and the Security Trustee, together with evidence that such amendments to Ship Mortgage have been duly recorded and are in full force and effect.
(iii)    Compliance by the Guarantor and the Borrowers with all of their obligations under, and the terms of, any fee letters with Citigroup Global Markets Inc. and DNB Markets as lead arrangers in respect of this Amendment, and Citibank, N.A., and/or the Administrative Agent, entered into in connection with this Amendment, including the fee letter dated October 19, 2015 with Citigroup Global Markets Inc. and Citibank, N.A. (the “Citi Fee Letter”), and the fee letter dated October 16, 2015 with DNB Markets Inc., and including, without limitation, the payment of all fees payable thereunder to (i) the Commercial Facility Lenders, (ii) the GIEK Facility Commercial Lenders, (iii) the GIEK Facility EKN Lender, and (iv) GIEK. All accrued costs, fees and expenses (including reasonable legal fees and expenses and the reasonable fees and expenses of any other advisors) for which an invoice has been provided to the Borrowers at least three (3) Business Days before the anticipated Amendment Effective Date and other compensation, if any, payable to the Administrative Agent, DNB Markets, Citigroup Global Markets Inc., GIEK, and the Lenders shall have been paid.
(iv)    The Guarantor shall have obtained requisite lender consents to amendments (the “2013 RCF Amendments”) to the Guarantor’s Credit Agreement dated as of June 3, 2013 (as amended from time to time, the “2013 RCF”), and all conditions precedent to the effectiveness of the 2013 RCF Amendments shall have been satisfied. The 2013 RCF Amendments shall provide for, among other things, amendments to the 2013 RCF financial covenants corresponding to the amendments to the financial covenants in this Amendment, and increases in the Applicable Margin (as defined in the 2013 RCF) in the manner and amounts as described in the Summary of Terms and Conditions attached as Exhibit A to the Citi Fee Letter.
(v)    The Guarantor’s Credit Agreement dated as of October 29, 2014, as amended and in effect, shall have been terminated and all outstanding obligations thereunder (other than indemnities and similar obligations which are not then due and payable) shall have been repaid in full.

(vi)    Incumbency certificates or other evidence of the authority of the officers (including a certification that the incumbency of such Obligor has not changed since the date of the last certification of the same to the Administrative Agent) of each Obligor and the Pledgor authorized to sign this Amendment No. 5.
(vii)    The GIEK Guarantees in favor of each GIEK Facility Lender shall be in full force and effect and the Guarantor and the Borrowers shall have paid all amounts due to GIEK and the GIEK Facility EKN Lender in connection with their respective consents in relation to this Amendment.
(viii) The Administrative Agent shall be satisfied that as of the date hereof and as of the Amendment Effective Date:
(a)    All representations and warranties of each Obligor contained in the Credit Agreement and in each other Finance Document shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct, only as of such specified date);
(b)     no Default or Event of Default shall have occurred and be continuing;
(c)    the Borrowers and PDSA shall be in pro forma compliance with the financial covenants set forth at Section 13.8 of the Credit Agreement both before and immediately after giving effect to this Amendment (except, with respect to immediately before giving effect to this Amendment only, Section 13.8(c) of the Credit Agreement);
(d)    Since December 31, 2013, there shall not have occurred a Material Adverse Effect or any event or condition that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(e)    There shall have been no Dividend paid by PDSA during the period of time from September 1, 2015 through the date of this Amendment that, had this Amendment been in effect, would have been in violation of Section 13.10 of the Credit Agreement, as amended by this Amendment;
and the Administrative Agent shall have received a certificate from an officer of each Obligor to that effect.
(ix)    A favorable opinion of Vinson & Elkins L.L.P., counsel for the Obligors, and any local counsel (concerning the laws of the relevant Approved Flag State and such other relevant jurisdictions as the Administrative Agent may request, including without limitation, the Republic of Liberia, Luxembourg, and the British Virgin Islands), as to such matters as the Administrative Agent or any Finance Party through the Administrative Agent may reasonably request.
and
(x)    Such other items as the Administrative Agent (or any Finance Party through the Administrative Agent) may reasonably require, including, without limitation, any customary opinions, corporate resolutions, certificates and closing documentation (including a solvency certificate from the chief financial officer of PDSA), and evidence that all material third party and governmental consents necessary in connection with this Amendment have been obtained and are in full force and effect, each in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 2 TO AMENDMENT NO. 5 TO SENIOR SECURED FACILITY AGREEMENT

EXHIBIT N TO SENIOR SECURED CREDIT FACILITY AGREEMENT
FORM OF CERTIFICATE OF COMPLIANCE
This Certificate of Compliance (this "Certificate") is delivered to you pursuant to the certain Senior Secured Credit Facility Agreement, dated as of February 19, 2013, as amended and restated by that certain Amended and Restated Senior Secured Credit Facility Agreement, dated as of September 13, 2013, (as further amended, supplemented, or otherwise modified, the “Credit Agreement”), among PACIFIC DRILLING VII LIMITED and PACIFIC SHARAV S.ÀR.L., as joint and several borrowers, PACIFIC DRILLING S.A., as guarantor (the “Guarantor”), EKSPORTKREDITT NORGE AS, as GIEK Facility EKN Lender, the banks and financial institutions listed therein as GIEK Facility Commercial Lenders, the banks and financial institutions listed therein as commercial facility lenders, CITIBANK N.A. (“CITIBANK”) and DNB MARKETS INC. (“DNB MARKETS”), as structuring banks, CITIBANK and DNB BANK ASA, NEW YORK BRANCH (“DNB BANK”), as global ECA coordinators and syndication agents, CITIBANK, as documentation agent, and DNB BANK, as administrative agent, security agent and account bank. Capitalized terms not otherwise defined in this Certificate have the same meanings as specified in the Credit Agreement.
1.    I am the duly elected, qualified and acting chief financial officer of the Guarantor.
2.    I have reviewed and am familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as chief financial officer of the Guarantor, and on behalf of the Guarantor.
3.    The matters set forth herein are true to the best of my knowledge after due inquiry.
4.    I have reviewed the terms of the Credit Agreement and the other Finance Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Guarantor and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or an Event of Default[, except as set forth below], or any condition or event which constitutes or can be reasonably expected to constitute a violation of any covenant specified at Section 13.8 of the Credit Agreement[, except as set forth below].
5.    Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified at Section 13.8 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this ___ day of ____________, 20__.
PACIFIC DRILLING S.A.
By___________________________

Name:

Title: Chief Financial Officer

ANNEX 1 TO CERTIFICATE OF COMPLIANCE
[Financial statements to be attached]

ANNEX 2 TO CERTIFICATE OF COMPLIANCE

The information described herein is as of ________ __, 20__ (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from _________ __, 20__ to the Computation Date (the “Relevant Period”).

Financial Covenant	Period or Date of Determination	Amount
A. Consolidated Tangible Net Worth (Section 13.8(a))	As at the Computation Date	$______________

B. Leverage Ratio (Section 13.8(b))
1. Consolidated Net Debt	As at the Computation Date	$______________
2. Consolidated EBITDA	As at the Computation Date	$______________
3. Ratio of line 1 to line 2		____:1.00

C. Projected DSCR (Section 13.8(c))
1. EBITDA of the Group	For the following four fiscal quarters	$______________
2. All obligations of members of the Group to pay interest (net of hedging payments and receipts) forecast to be paid during such specified period plus one tenth (1/10th) of Total Debt	For the following four fiscal quarters	$______________
3. Ratio of line 1 to line 2		____:1.00

D. Total Debt to Total Capitalization Ratio (Section 13.8(d))
1. Total Debt	As at the Computation Date	$______________
2. Total Capitalization	As at the Computation Date	$______________
3. Ratio of line 1 to line 2		____:1.00

E. Minimum Liquidity (Section 13.8(f)) (aggregate of cash and Cash Equivalents in the Group Corporate Accounts free and clear of all liens or restrictions other than Security Interests created in connection with the Finance Documents)
	As at the Computation Date	$______________

F. Minimum Value (Section 13.8(g))
1. Aggregate Fair Market Value of the Collateral Vessels	As at the last date on which Fair Market Value was measured	$______________
2. Sum of the then aggregate outstanding principal amount under the Credit Agreement	As at the Computation Date	$______________
3. Line 1 divided by line 2 (%)		______%

G. Net Debt to Applicable Rigs (Section 13.8(i))
1. Net Debt	As at Computation Date	$______________
2. Applicable Rigs	As at Computation Date	___
3. Line 1 divided by line 2		$______________

SCHEDULE 3 TO AMENDMENT NO. 5 TO SENIOR SECURED FACILITY AGREEMENT

EXHIBIT O TO SENIOR SECURED CREDIT FACILITY AGREEMENT
FORM OF SPECIFIED COMPLIANCE CERTIFICATE
This Specified Compliance Certificate (this "Certificate") is delivered to you pursuant to the certain Senior Secured Credit Facility Agreement, dated as of February 19, 2013, as amended and restated by that certain Amended and Restated Senior Secured Credit Facility Agreement, dated as of September 13, 2013, (as further amended, supplemented, or otherwise modified, the “Credit Agreement”), among PACIFIC DRILLING VII LIMITED and PACIFIC SHARAV S.ÀR.L., as joint and several borrowers, PACIFIC DRILLING S.A., as guarantor (the “Guarantor”), EKSPORTKREDITT NORGE AS, as GIEK Facility EKN Lender, the banks and financial institutions listed therein as GIEK Facility Commercial Lenders, the banks and financial institutions listed therein as commercial facility lenders, CITIBANK N.A. (“CITIBANK”) and DNB MARKETS INC. (“DNB MARKETS”), as structuring banks, CITIBANK and DNB BANK ASA, NEW YORK BRANCH (“DNB BANK”), as global ECA coordinators and syndication agents, CITIBANK, as documentation agent, and DNB BANK, as administrative agent, security agent and account bank. Capitalized terms not otherwise defined in this Certificate have the same meanings as specified in the Credit Agreement.
1.    I am the duly elected, qualified and acting chief financial officer of the Guarantor.
2.    I have reviewed and am familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as chief financial officer of the Guarantor, and on behalf of the Guarantor.
3.    The matters set forth herein are true to the best of my knowledge after due inquiry.
4.    I have reviewed the terms of the Credit Agreement and the other Finance Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Guarantor and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or an Event of Default, except as set forth below, or any condition or event which constitutes or can be reasonably expected to constitute a violation of any covenant specified at Section 13.8 of the Credit Agreement, except as set forth below.
5.    Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified at Section 13.8 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this ___ day of ____________, 20__.
PACIFIC DRILLING S.A.
By___________________________

Name:

Title: Chief Financial Officer

ANNEX 1 TO SPECIFIED COMPLIANCE CERTIFICATE
[Financial statements to be attached]

ANNEX 2 TO SPECIFIED COMPLIANCE CERTIFICATE

The information described herein is as of ________ __, 20__ (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from _________ __, 20__ to the Computation Date (the “Relevant Period”).

Financial Covenant	Period or Date of Determination	Amount
A. Consolidated Tangible Net Worth (Section 13.8(a))	As at the Computation Date	$______________

B. Leverage Ratio (Section 13.8(b))
4. Consolidated Net Debt	As at the Computation Date	$______________
5. Consolidated EBITDA	As at the Computation Date	$______________
6. Ratio of line 1 to line 2		____:1.00

C. Projected DSCR (Section 13.8(c))
4. EBITDA of the Group	For the following four fiscal quarters	$______________
5. All obligations of members of the Group to pay interest (net of hedging payments and receipts) forecast to be paid during such specified period plus one tenth (1/10th) of Total Debt	For the following four fiscal quarters	$______________
6. Ratio of line 1 to line 2		____:1.00

D. Total Debt to Total Capitalization Ratio (Section 13.8(d))
4. Total Debt	As at the Computation Date	$______________
5. Total Capitalization	As at the Computation Date	$______________
6. Ratio of line 1 to line 2		____:1.00

E. Minimum Liquidity (Section 13.8(f)) (aggregate of cash and Cash Equivalents in the Group Corporate Accounts free and clear of all liens or restrictions other than Security Interests created in connection with the Finance Documents)
	As at the Computation Date	$______________

F. Minimum Value (Section 13.8(g))
4. Aggregate Fair Market Value of the Collateral Vessels	As at the last date on which Fair Market Value was measured	$______________
5. Sum of the then aggregate outstanding principal amount under the Credit Agreement	As at the Computation Date	$______________
6. Line 1 divided by line 2 (%)		______%

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